FOR IMMEDIATE RELEASE

February 22, 2017

PCS Edventures announces $586,000 STEM Order

STEM Enrichment Program Sales from PCSV

Boise, Idaho, February 22nd— PCS Edventures!.com, Inc., (PCSV) a leading provider of K-12 Science, Technology, Engineering and Mathematics (STEM) programs, today announced the receipt of purchase orders totaling $586,804.75 for PCS enrichment program materials.

These purchase orders were received since January 1 from a single corporate partner who PCS designs programs for on an annual basis. The order included popular PCS Edventures STEM titles including Magic Beans, Unleash Your Wild Side, the Science of the Human Body, and other engaging approaches to teaching STEM topics such architecture, CAD, robotics, video production, and much more. These packages will be distributed to a number of schools in multiple states for their summer adventure and enrichment programs for K-12 students.

Michelle Fisher, PCS Director of Curriculum, said, “We’re thrilled to continue to grow this corporate partnership to bring the engaging STEM experiences to students across the country. This represents the largest order year we have ever recorded with this customer and look forward to continued growth next year.”

PCS development and fulfillment personnel are working to fulfill these orders by March 31st for inclusion in the final numbers for PCS FY2017.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCPK: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Mike Bledsoe 1.800.429.3110, mikeb@edventures.com

Investor Relations Web Site: pcsv.global

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